Exhibit 10.50

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is made by and between Archana Nirwan (the “Employee”) and Cambium Networks, Inc. (“Cambium” or the “Company”) (collectively, the “Parties”).

WHEREAS, the Company and Employee have agreed to terminate Employee’s employment with the Company Group (as defined below) and, in accordance with the terms of the Employee’s Offer Letter dated March 6, 2023 (the “Offer Letter”), the Company desires to provide the Employee with certain separation benefits and to resolve any claims that Employee has or may have against the Company and its affiliated persons and entities; and

WHEREAS, the Company desires to confirm certain post-employment obligations that Employee has to the Company and/or its parent company, Cambium Networks Corporation (the “Parent”) or affiliates (collectively the “Company Group”), including with respect to confidential information and inventions, pursuant to her Offer Letter and her Confidentiality, Invention Assignment, Non-Competition, and Non-Solicitation Agreement, signed by Employee on May 22, 2023 (the “Confidentiality Agreement”); and

WHEREAS, the Parties desire to resolve any and all issues between them with respect to the Employee’s employment at the Company Group and her termination from such employment.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged hereby, and in consideration of the mutual covenants and undertakings set forth herein, the Parties agree as follows:

1.
Termination Date. Except as set forth below, the Parties acknowledge and agree that Employee will continue to be employed as Chief Human Resources Officer of the Parent through October 25, 2024 (the “Termination Date”). Employee shall perform all of the duties of Chief Human Resources Officer through the Termination Date.
2.
Wages and Salary. The Employee will receive payment through and including the Termination Date for all wages (including, but not limited to, base salary, bonuses and commissions, overtime pay, incentive payments, and all accrued but unused paid time off) and benefits that Employee earned during her employment with the Company Group. Employee understands and acknowledges that, apart from the terms and conditions of this Agreement, she shall not be entitled to any additional payments or benefits from the Company Group other than those expressly set forth in this Agreement. The Company shall reimburse Employee for all reasonable business expenses incurred in the performance of her services to the Company Group, upon receipt of supporting material for such expenses. In addition, Employee’s health care coverage shall continue through and including the Termination Date, and will thereafter terminate, unless Employee’s employment terminates prior to the Termination Date, in which case such health care coverage shall terminate as of the date her employment terminates. Employee is eligible for continued health care coverage at her own expense pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) from and after the Termination Date, as will be more fully explained in a separate notice to be provided to Employee. Employee is not obligated to sign this Agreement in order to be paid accrued wages or to be eligible for COBRA coverage.
3.
Consideration.

(a) In exchange for and in consideration of the covenants and promises contained herein, including the Employee’s release of all claims against Cambium and the Released Parties as set forth in this Agreement, and in lieu of the severance provided for under the “Severance” section of the Offer Letter, Cambium will continue to pay the Employee with her base salary equivalent to Employee’s base salary as of April 26, 2024 through the Termination Date, less applicable withholdings and deductions, with such payments to occur in equal monthly installments on the Company’s regular pay dates. Should Employee’s employment with the Company terminate prior to the Termination Date for any reason other than Cause (as defined in the Employee’s equity award agreements for the Initial Options and Initial RSUs, as defined in the Offer Letter) (“Early Termination”), Employee will be paid all base salary through the Early Termination Date, and thereafter shall be entitled to continued payment of her base salary through the Termination Date.

(b) Employee’ group health insurance coverage shall continue, in the same amount as Employee is entitled to as of the date of this Agreement, through earlier of (i) the Early Termination Date and (ii) the Termination Date, as applicable.

(c) In exchange for and in consideration of the covenants and promises contained herein, including the Employee’s release of all claims against Cambium and the Released Parties as set forth in this Agreement and the Employee’s compliance with this Agreement, that portion of the Initial Options and Initial RSUs (with each such terms as defined in the Offer Letter) granted to the Employee on May 25, 2023 under the Cambium Networks Corporation 2019 Share Incentive Plan (the “Plan”) shall continue to vest through the earlier of (i) the Early Termination Date and (ii) the Termination Date, as applicable. Any portions of any outstanding and unvested equity awards awarded to Employee that are not vested as of the Termination Date, including the remaining portion of the Initial Options and Initial RSUs, shall be forfeited on earlier of (i) the Early Termination Date and (ii) the Termination Date, as applicable. Notwithstanding anything otherwise set forth in the award agreement for any share options held by Employee, any share options that are vested as of the Termination Date may thereafter be exercised by Employee through and including October 25, 2025. Any vested share option that is not exercised by Employee on or prior to October 25, 2025 shall be forfeited as provided in the award agreement for such option.

(d) The Employee acknowledges and agrees that unless the Employee enters into this Agreement, the Employee would not otherwise be entitled to receive the consideration set forth in Paragraph 3(a), (b), and (c) above(such benefits, the “Severance Benefits”).

(e) The Employee further acknowledges and agrees that: (i) the Employee shall not receive, and is not entitled to receive, any other payments, benefits or remuneration of any kind from the Company Group or the Released Parties, except as set forth in this Agreement, and (ii) the Severance Benefits constitute full accord and satisfaction for all amounts due and owing to the Employee, including all salary, wages, incentive compensation, commissions, paid time off, reimbursements or other payments, benefits or remuneration of any kind which may have been due and owing to the Employee. For the avoidance of doubt, Employee shall cease to be eligible for the severance benefits set forth in the Offer Letter.

(f) All payments made by the Company shall be subject to any mandatory deductions and withholdings.

4.
Indemnification and Insurance. Subject to applicable law, the Employee will be provided indemnification to the maximum extent permitted by the Company’s Bylaws and Certificate of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than those provided to any other Company executives, officers or directors. The rights to indemnification conferred hereby shall include, to the extent permitted by applicable law, the right to be paid by the Company the legal fees and other costs, expenses and disbursements incurred in defending any action, suit, proceeding or investigation with respect to which the Employee is entitled to indemnification in advance of its final disposition subject to receipt by the Company of an undertaking by the Employee to repay such amount, or a portion thereof, if it shall ultimately be adjudicated that the Employee is not entitled to be indemnified by the Company pursuant hereto or as otherwise permitted by law, but such repayment by the Employee shall only be in an amount ultimately adjudicated to exceed the amount for which the Employee was entitled to be indemnified. The advances to be made pursuant to such right shall be paid by the Company to the Employee promptly following receipt by the Company of invoices or other evidence reasonably satisfactory to the Company.
5.
General Release. In consideration for the severance benefits outlined in this Agreement, to which Employee is not otherwise entitled, Employee, and anyone claiming through Employee or on Employee’s behalf, hereby generally and completely releases and waives each and every past, present, and future parent, division, subsidiary, partnership, owner, trustee, fiduciary, administrator, member, shareholder, investor, associate, affiliate, predecessor, successor and related company, and all of their current or former agents, officers, directors, partners, representatives, attorneys, contractors, insurance companies, administrators, successors, assigns, current and former employees, plan administrators, insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, the predecessors, successors, and assigns of each entity listed above, and each of them (“Released Parties”), from any and all claims, rights, debts, liabilities, demands, causes of action, obligations, and damages, known or unknown, suspected or unsuspected, arising as of or prior to the date of Employee’s signature to this Agreement, under federal, state, local, or common law, including but not limited to claims in any way related to Employee’s employment with the Released Parties, Employee’s separation from employment, the terms and conditions of Employee’s employment, any claims for breach of contract (express, implied or otherwise), including, but not limited to, any payments or benefits under any Cambium severance plan, stock option plan, or equity plan; the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act; the Illinois Minimum Wage Law; and all claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination In Employment Act, the Older Workers Benefit Protection Act, the California Labor Code, the California Business and Professions Code, all California Wage Orders, the California Fair Employment and Housing Act, the California Family Rights Act, the California Civil Code, the California Government Code, and/or the laws prohibiting discrimination, harassment, and/or retaliation in any state in which you are employed, and any and all federal, state, and local employment laws, as well as any and all common law tort or contract theories under federal, state or local laws (“Released Claims”).

(a) Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Employee (or her attorney) from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity concerning suspected violations of the law, in each case without receiving prior authorization from or having to disclose any such conduct to the Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s (“Commission”), National Labor Relations Board’s, the Occupational Safety and Health Administration’s, and the Securities and Exchange Commission’s, or any federal, state, or local governmental agency or commission’s (“Governmental Agencies”) or any state agency’s independent right and responsibility to enforce the law, nor does this Agreement affect Employee’s right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such Governmental Agency, although this Agreement does bar any claim that Employee might have to receive monetary damages in connection with any Commission or Governmental Agency proceeding concerning matters covered by this Agreement. This Agreement does not limit Employee’s right to receive an award or bounty for information provided to any Governmental Agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”). Further, nothing in this Agreement prohibits Employee from testifying in an administrative, legislative or judicial proceeding regarding alleged criminal conduct or harassment, when Employee has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or the legislature. Moreover, nothing in this Agreement prevents the disclosure of factual information relating to claims of sexual assault, harassment, discrimination, failure to prevent harassment or discrimination, or retaliation against a person for reporting an act of harassment or discrimination, as those claims are defined under the California Fair

Employment and Housing Act, to the extent the claims are filed in a civil or administrative action, and to the extent such disclosures are protected by law.

(b) Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, any claim to indemnity under section 2802 of the California Labor Code, any rights Employee may have under COBRA, any rights Employee may have under any ERISA-covered employee benefit plan, and does not release Employee’s eligibility for indemnification in accordance with applicable laws, the articles, charter and bylaws of the Company.

(c) Employee acknowledges that she has been advised or has had an opportunity to seek advice by legal counsel and she is, by this Agreement, waiving claims pursuant to California Civil Code Section 1542 or the laws of other states similar hereto, and she expressly waives such rights as quoted below:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HER OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HER OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee hereby expressly waives any rights she may have under any other statute or common law principles of similar effect.

(d) Release of Claims Under the Age Discrimination in Employment Act. The Employee specifically releases the Released Parties from any and all claims, actions, causes of action, obligations for damages (including but not limited to compensatory, exemplary and punitive damages), losses, expenses, attorneys' fees or costs, back pay, loss of earnings, debts, reinstatement, for causes of action that she may have as of the date on which this Agreement is executed (the “Execution Date”) arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. 621, et seq. and its state or local equivalent (“ADEA”). The Employee further agrees that:

i.
her waiver of rights under this Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);
ii.
she understands the terms of this Agreement;
iii.
the consideration provided in this Agreement represents consideration over and above that to which she would be entitled, that the consideration would not have been provided had she not signed this Agreement, and that the consideration is in exchange for the signing of this Agreement;
iv.
the Employee is hereby advised in writing to consult with her attorney prior to executing this Agreement, and she affirms she has done so;

v.
the Employee has been given a period of twenty-one days (21) within which to consider this Agreement;
vi.
following the Execution Date, the Employee has seven (7) days in which to revoke this Agreement as to claims under the ADEA, only, by written notice as provided in Paragraph 12 of this Agreement;
vii.
this Paragraph 5(d) does not waive rights or claims that may arise under the ADEA after the Execution Date.

(e) The Employee hereby waives any right that the Employee may have to seek or to share in any relief, monetary or otherwise, relating to any claim released herein, whether such claim was initiated by the Employee or not.

6.
Continuing Obligations.

(a) Confidential Information. Subject to the exceptions set forth above, the Employee hereby acknowledges and agrees to adhere to her continuing contractual and legal obligations to the Company Group with respect to the nondisclosure, nonuse and protection of the Company Group’s confidential information, including as expressly set forth in Paragraph 2 of the Confidentiality Agreement.

(b) Inventions. The Employee hereby acknowledges and agrees to adhere to her continuing contractual and legal obligations to the Company Group with respect to inventions and work product, including as expressly set forth in Paragraph 3 of the Confidentiality Agreement.

(c) Return of Property. The Employee agrees and acknowledges that all written materials, records, documents, electronic files and any other tangible items made by the Employee or coming into her possession during her employment by the Company Group concerning the business or affairs of the Company Group are the sole property of Cambium. The Employee represents and warrants that, as of the earlier of (i) the Early Termination Date and (ii) Termination Date: (i) she will return to the Company all such Company Group property (and any copies thereof), including, but not limited to, all identification cards, keys, credit cards, documents, computers, laptops, and disks, as well as all materials containing confidential information, in any form; and (ii) she will destroy (and not retain) any of the Company Group’s confidential information on her personal computer (or any other personal electronic device in her possession, custody or control). Employee shall be entitled to retain her mobile telephone and port her mobile telephone number to her own service.

(d) Mutual Non-Disparagement. For the twelve (12) month period following the earlier of (a) the Early Termination Date and (b) the Termination Date, as applicable, (i) the Employee will not knowingly disparage or make any derogatory statements regarding the Company Group, its directors, or its officers, and (ii) the Company will not knowingly disparage or make any derogatory statements regarding the Employee; provided, however, that the Company’s obligations under this Paragraph 7(e) shall be limited to communications by its senior corporate executives on the executive staff and members of the Board of the Company or its direct or indirect parent; provided, further, that the foregoing restrictions shall not apply to any statements by the Employee or the Company that are made truthfully in response to a subpoena or as otherwise required by applicable law or other compulsory legal process. Notwithstanding anything contained in this section to the contrary, neither employee nor any other person shall be prohibited from making truthful statements in connection with any litigation, arbitration, deposition or other legal proceeding, or as may be required by law, any subpoena or any governmental or quasi-governmental authority. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that employee has reason to believe is unlawful.

(e) Blue-Penciling. If, at the time of enforcement of any of the provisions of Paragraph 7 of this Agreement (or the provisions of the Offer Letter or the Confidentiality Agreement), it shall be adjudged that the duration, scope, geographic area or other restrictions stated therein are unreasonable under circumstances then existing, the Employee and the Company agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

(f) Survival; Reasonableness. The Employee acknowledges and agrees that the provisions of Paragraph 7 of this Agreement (and the provisions of the Offer Letter and the Confidentiality Agreement) survive the termination of her employment and remain binding. The Employee further acknowledges and agrees that the provisions of Paragraph 7 of this Agreement (and the provisions of the Offer Letter and the Confidentiality Agreement) are reasonable and necessary to protect the legitimate business interests of the Company Group.

(g) Transition Cooperation. In consideration for the Severance Benefits, following the Early Termination Date or the Termination Date, as applicable, Employee will cooperate in the transition of her work related to the business issues and projects Employee was involved in while employed by the Company Group and Employee will be available to provide such transitional assistance as may be requested by the Company, provided there is no interference with any other employment Employee may then have.

7.
Section 409A Compliance. The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of being exempt from or satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Employee, the Company shall not be responsible for the payment of any applicable taxes incurred by the Employee on compensation paid or provided to the Employee pursuant to this Agreement. In the event that any compensation to be paid or provided to Employee pursuant to this Agreement is subject to the restrictions on payments to “specified employees” (as defined in Section 409A), then the Company may delay such payment for the minimum period required in order to comply with such provisions and avoid the imposition of any additional taxes or interest under Section 409A. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A.
8.
Entire Agreement. The Employee acknowledges and agrees that this Agreement reflects the entire agreement between the Parties regarding the subject matter hereof and fully supersedes any and all prior agreements and understandings between the Parties hereto, except for the Offer Letter and Confidentiality Agreement, each of which remains valid and binding and shall continue in full force and effect, other than as expressly set forth herein. There is no other agreement except as stated herein. The Employee acknowledges that the Company Group has made no promises to the Employee other than those contained in this Agreement.
9.
Modification. This Agreement may not be changed unless the change is in writing and signed by the Employee and an authorized representative of the Company.
10.
General Provisions. The failure of any party to insist on strict adherence to any term hereof on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term hereof. The language and all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the Parties, regardless of who drafted it. This Agreement may be signed in counterparts, and may be delivered by facsimile or electronic mail. The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof.
11.
Review Period. The Employee understands that the Company has given her a period of twenty-one (21) calendar days to review and consider this Agreement before signing it (the “Review Period”). The Employee further understands that she may use as much of this period as she wishes prior to signing this Agreement and should Employee sign and return the Agreement prior to the expiration of the review Period, she waives any remaining portion thereof. The Employee acknowledges and agrees that she must sign and return the original Agreement to Cambium, c/o Chief Legal Officer, Cambium Networks, 2000 Center Drive, Suit East A401, Hoffman Estates, IL 60192 (“Cambium’s Representative”), no later than the expiration of the Review Period and that, if she fails to do so, the entire Agreement shall be null and void and the Parties shall have no obligations under the Agreement to one another. The Employee acknowledges that, to the extent that she decides to sign this Agreement prior to the expiration of the above period, such decision was knowing and voluntary on her part.
12.
Revocation Period. The Employee may revoke this Agreement within seven (7) calendar days of the date on which she signs it (the “Revocation Period”) by delivering a written notice of revocation to Cambium, c/o Cambium’s Counsel, 3800 Golf Road, Suite 360, Rolling Meadows, Illinois 60008, no later than the close of business on the seventh day after the Execution Date. This Agreement shall not be effective or enforceable and no payments will be made hereunder until: (a) the Employee has signed and returned this Agreement to the Company within the review period set forth above, (b) the Revocation Period has expired without the Employee exercising her revocation right (the “Effective Date”).
13.
Choice of Law. This Agreement shall in all respects be interpreted, enforced and governed in accordance with and pursuant to the laws of California, without regard to its conflicts or choice of law principles.
14.
Arbitration. The Parties agree that any and all disputes between the Employee and Cambium arising out of, relating to or concerning this Agreement or the Employee’s employment shall be submitted exclusively to confidential, final and binding arbitration before the American Arbitration Association. The Parties hereby agree to arbitrate any disputes, in California, under the American Arbitration Association’s then existing Employment Arbitration Rules which can be found athttps://adr.org/sites/default/files/EmploymentRules_Web_2.pdf, and both parties specifically consent to personal jurisdiction in such forum. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared by the Parties to the arbitration. Nothing herein shall prevent the Company from seeking and obtaining injunctive relief from a court with respect to any violation or potential violation of any of the provisions of Paragraph 7 of this Agreement. The Parties specifically waive their respective right to a trial by jury for any dispute, claim, controversy, or cause of action arising out of, relating to or concerning this Agreement.
15.
Legal Counsel. The Employee is hereby advised of her right to consult with an attorney before signing this Agreement, which includes a general release and a jury trial waiver. The Employee hereby acknowledges the Employee’s right to consult with an attorney.

THE EMPLOYEE ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT OF HER OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS.

CAMBIUM NETWORKS, INC. By: _/s/ Morgan Kurk_______ Name: Morgan Kurk Title: President and Chief Executive Officer Date: May 30, 2024	ARCHANA NIRWAN By: __/s/ Archana Nirwan_________ Date: _______May 30, 2024______